Exhibit 99.1

BYTE Acquisition Corp. and Airship AI Holdings, Inc.

Announce Letter of Intent for a Business Combination

March 10, 2023 9:00 AM Eastern Standard Time

REDMOND, WA.--(BUSINESS WIRE)--BYTE Acquisition Corp. (NASDAQ: BYTS), a publicly traded special purpose acquisition company (“BYTE”), and Airship AI Holdings, Inc. (“Airship AI”), a robust AI-driven edge video, sensor and data management platform for government agencies and enterprises that gathers unstructured data from surveillance cameras and sensors, applies artificial intelligence (“AI”) analytics, and provides visualization tools to improve decision making in mission critical environments, announced today the signing of a non-binding letter of intent (“LOI”) for a potential business combination. Simultaneously with the issuance of this press release, BYTE has filed an investor presentation outlining Airship AI’s business and the proposed business combination, including the following investment highlights:

●	Large and Rapidly Growing Size of Addressable Market

○	$7 billion edge AI software and hardware addressable market today, projected to grow to over $40 billion in 2030

○	This growth is expected to be driven by strong demand for AI solutions in public safety, industrial, and logistics settings

●	Provides Differentiated End-to-End Solution

○	Solutions capitalize on rapidly growing use of AI to create efficiency, increase speed, reduce costs, and improve decision making

●	Blue-Chip Customer Base

○	Previous relationships with the Department of Homeland Security, the Department of Justice, and Other Government Agencies as well as two Fortune 500 companies, FedEx and HomeDepot

●	Strong Growth with Software Margin

○	2022E: Airship AI expects approximately ~$14.5 million revenue, 57.9% growth margin, positive EBITDA

○	Opportunity for margin expansion with recently launched Edge products

●	Visible and Robust Pipeline

○	$162 million pipeline in addition to a largely untapped opportunity within the commercial space

Airship AI leverages Artificial Intelligence (“AI”) at the edge to help improve public safety and operational efficiency for public sector and commercial customers by providing predictive analysis of events before they occur and provide meaningful intelligence to decision makers.

“We’re excited to partner with the BYTE team which brings substantial software and business expertise”, said Airship AI Company President Paul Allen. Mr. Allen continues, “Being a public company will bolster credibility as a financially strong partner with customers by demonstrating our financial stability and transparency.”

“We believe that Airship AI is an exceptional company with which to complete a business combination,” said BYTE Chief Executive Officer and Chief Financial Officer, Sam Gloor. Mr. Gloor continued, “The company is operating in attractive government and commercial end markets utilizing AI technology to help improve safety and operational efficiency. Airship AI’s Outpost edge device, Acropolis operating system, and Command Nexus viewing client provide a differentiated end-to-end solution which we believe adds value for customers and that will propel Airship AI’s continued growth going forward. We believe a public listing will provide Airship AI with enhanced visibility, selling opportunities and financial flexibility to perform to its business plan and broaden its customer base. We look forward to working with Airship AI’s management team to consummate the proposed business combination.”

Transaction Overview

The proposed business combination values Airship AI at a $290 million pro forma enterprise value (assuming 98% redemptions by BYTE public shareholders), excluding a 5 million share performance-based Airship AI management earnout based upon Airship AI’s achievement of the earlier of:

1.	Share performance milestones: 50% 1st tranche at $12.50, 50% 2nd tranche at $15.00, both within five years

2.	Operating performance milestones: 50% of 1st tranche on achievement of $30 million of revenue and $6 million of EBITDA in 2023, balance earned on achievement of $100 million of revenue and $25 million of EBITDA within three years

Under the terms of the proposed business combination, Airship AI shareholders would roll 100% of their equity into the combined company. BYTE has agreed to secure a $4 million pre-transaction bridge. BYTE and Airship AI intend to jointly raise additional capital via a private investment in public equity (PIPE). BYTE and Airship AI expect to announce additional details regarding the proposed business combination when a definitive merger agreement is executed.

As previously announced, BYTE is holding its extraordinary general meeting on March 16, 2023 to vote to amend BYTE’s amended and restated memorandum and articles of association to extend the date by which BYTE has to consummate an initial business combination from March 23, 2023 to September 25, 2023.

On March 8, 2023, BYTE entered into non-redemption agreements with certain of its existing shareholders holding Class A ordinary shares in support of BYTE’s extension.

“I would also like to remind our shareholders that BYTE is seeking shareholder approval of an extension of time to complete our initial business combination, from March 23, 2023, to September 25, 2023 (the “Extension”),” said Sam Gloor, Chief Executive Officer and Chief Financial Officer of BYTE. “This Extension will give us time to progress towards a business combination with the target. If you are a shareholder of record as of February 21, 2023, the record date for the shareholder meeting, I urge you to vote in favor of the Extension.”

Shareholders who wish to withdraw their previously submitted redemption request may do so prior to the shareholder meeting by requesting that our transfer agent return such shares. You may make such request by contacting our transfer agent, Continental Stock Transfer & Trust Company, at 1 State Street, 30th Floor, New York, New York 10004, Attn: Mark Zimkind (e-mail:mzimkind@continentalstock.com).

You are encouraged to submit your vote for the Extension as soon as possible to ensure it is represented at the shareholder meeting. Please note that if your shares are held at a brokerage firm or bank, your broker will not vote your shares for you. You must instruct your bank or broker to cast the vote. For assistance with voting your shares please contact Morrow Sodali LLC, toll free at 1-800-662-5200, collect at 1-203-658-9400 or by email to BYTS.info@investor.morrowsodali.com.

Completion of a business combination with Airship AI is subject to, among other matters, the completion of due diligence, the negotiation of a definitive agreement providing for the transaction, satisfaction of the conditions negotiated therein and approval of the transaction by the board of directors and the shareholders of both BYTE and Airship AI. There can be no assurance that a definitive agreement will be entered into or that the proposed business combination will be consummated on the terms or timeframe currently contemplated, or at all.

Roth Capital Partners is advising Airship AI in connection with the potential business combination.

About Airship AI Holdings, Inc.

Founded in 2006, Airship AI is a 100% U.S.-based technology company headquartered in Redmond, Washington. Airship AI is an AI-driven surveillance video, sensor and data management platform that improves public safety and operational efficiency for public sector and commercial customers by providing predictive analysis of events before they occur and meaningful intelligence to decision makers. Airship AI’s product suite includes its Outpost edge device, Acropolis operating system and Command Nexus viewing client among others.

For more information, visit https://airship.ai.

About BYTE Acquisition Corp.

BYTE is a technology-focused blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities.

No Offer or Solicitation

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, or a recommendation to purchase, any securities in any jurisdiction, or the solicitation of any vote, consent or approval in any jurisdiction in connection with respect to the extension of the time that BYTE has to consummate an initial business combination and/or in respect of the proposed business combination, nor shall there be any sale, issuance or transfer of any securities in any jurisdiction where, or to any person to whom, such offer, solicitation or sale may be unlawful under the laws of such jurisdiction. This press release does not constitute either advice or a recommendation regarding any securities. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Participants in the Solicitation

BYTE and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the extension of the time that BYTE has to consummate an initial business combination and/or with respect to the proposed business combination described herein under the rules of the SEC. Information about the directors and executive officers of BYTE and a description of their interests in BYTE and the proposed business combination are set forth in BYTE’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on April 6, 2022, and which can be obtained free of charge from the sources indicated below.

Additional Information and Where to Find It

If a legally binding definitive agreement with respect to the proposed business combination is executed, BYTE intends to file with the U.S. Securities and Exchange Commission’s (the “SEC”) a registration statement on Form S-4, which will include a preliminary proxy statement/prospectus (a “Proxy Statement/Prospectus”). A definitive Proxy Statement/Prospectus will be mailed to BYTE’s shareholders as of a record date to be established for voting on the proposed business combination. Shareholders will also be able to obtain copies of the Proxy Statement/Prospectus, without charge, at the SEC’s website at www.sec.gov or by directing a request to: BYTE Acquisition Corp., 445 Park Avenue, 9th Floor, New York, NY 10022.

This communication may be deemed to be offering or solicitation material in respect of the proposed business combination, which will be submitted to the shareholders of BYTE for their consideration. BYTE urges investors, shareholders and other interested persons to carefully read, when available, the preliminary and definitive Proxy Statement/Prospectus as well as other documents filed with the SEC (including any amendments or supplements to the Proxy Statement/Prospectus, as applicable), in each case, before making any investment or voting decision with respect to the proposed business combination, because these documents will contain important information about BYTE, Airship AI, and the proposed business combination.

Forward-Looking Statements

The disclosure herein includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward looking. These forward-looking statements include, but are not limited to, (1) statements regarding estimates and forecasts of other financial, performance and operational metrics and projections of market opportunity; (2) references with respect to the anticipated benefits of the proposed business combination and the projected future financial performance of Airship AI following the proposed business combination; (3) changes in the market for Airship AI’s services and technology, and expansion plans and opportunities; (4) Airship AI’s unit economics; (5) the sources and uses of cash of the proposed business combination; (6) the anticipated capitalization and enterprise value of the combined company following the consummation of the proposed business combination; (7) the projected technological developments of Airship AI, (8) current and future potential commercial and customer relationships; (9) the ability to operate efficiently at scale; (10) anticipated investments in capital resources and research and development, and the effect of these investments; (11) the amount of redemption requests made by BYTE’s public shareholders; (12) the ability of the combined company to issue equity or equity-linked securities in the future; and (13) expectations related to the terms and timing of the proposed business combination . These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of BYTE’s and Airship AI’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Airship AI. These forward-looking statements are subject to a number of risks and uncertainties, as set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in BYTE’s IPO prospectus, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 19, 2021, and in those documents that BYTE has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The risks and uncertainties above are not exhaustive, and there may be additional risks that neither BYTE nor Airship AI presently know or that BYTE and Airship AI currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward looking statements reflect BYTE’s and Airship AI’s expectations, plans or forecasts of future events and views as of the date of this Presentation. BYTE and Airship AI anticipate that subsequent events and developments will cause BYTE’s and Airship AI’s assessments to change. However, while BYTE and Airship AI may elect to update these forward-looking statements at some point in the future, BYTE and Airship AI specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing BYTE’s and Airship AI’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts

Sam Gloor
CEO & CFO
BYTE Acquisition Corp.
sam.gloor@bytespac.com

+1 (917) 969-9250

Paul Allen
President
Airship AI Holdings, Inc.
paul@airship.ai

+1 (704) 798-7973

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